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                                                                   EXHIBIT 10.52

                                    AGREEMENT

                  AGREEMENT, dated as of February 19, 1999, between GT INTERACTIVE SOFTWARE CORP., a Delaware corporation (the "Company"), and RONALD CHAIMOWITZ, the undersigned individual ("Executive").

                  WHEREAS, effective February 8, 1999, the Company employed Mr. Thomas Heymann as Chairman and Chief Executive Officer of the Company, and such employment would entitle the Executive to exercise his rights under Sections 5(d)(i)(B) and 5(d)(ii)(C) of the Employment Agreement, dated April 28, 1998, between Executive and the Company (the "Employment Agreement").

                  NOW THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

                  1. CEO of OZM. Executive agrees to remain employed by the Company, subject to Section 3 hereof, as the Chairman and Chief Executive Officer of the Company's One Zero Media internet subsidiary ("OZM") and in that capacity to produce a business plan for OZM (the "Business Plan"), which Business Plan shall include a strategic plan, as well as business strategies, projected income, expense, capital expenditure and cash flow through the period March 31, 2000, which will be delivered to the Board of Directors of the Company not later than March 17, 1999 and prior thereto discussed with Mr. Heymann.

                  2. Amount in Lieu of Bonus. The Company shall pay to Executive the amount of One Million Four Hundred Thousand Dollars ($1,400,000) in cash on or before March 31, 1999, as full payment of all amounts referred to as "60% of such Base Salary in lieu of bonus," pursuant to Section 5(d)(i) of the Employment Agreement.

                  3. Termination. If on or before March 31, 1999, the Company and the Executive do not execute the Amended Employment Agreement in the form attached hereto as Exhibit A, then either the Company or the Executive may notify the other that it is not prepared to proceed with the Business Plan, and in such case, Executive shall promptly terminate his employment with the Company and OZM and the terms of the Employment Agreement shall govern (except for amounts referred to as "60% of such Base Salary in lieu of bonus" under Section 5(d)(i) of the Employment Agreement, which amounts will be discharged by the Company by complying with Section 2 above) and Executive shall be deemed to have resigned for Good Reason (as defined in Section 5(b) of the Employment Agreement).


                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.



GT INTERACTIVE SOFTWARE CORP.:              EXECUTIVE:



By: /s/ JOSEPH CAYRE                        /S/ RONALD CHAIMOWITZ
   --------------------------               -----------------------------------
Name:    Joseph Cayre                       Ronald Chaimowitz
Title:  Chairman Emeritus